Exhibit 4.3

AMENDMENT TO RIGHTS AGREEMENT

                THIS AMENDMENT TO RIGHTS AGREEMENT (“Amendment”), dated as of November 6, 2007 (“Amendment Effective Date”), is between Medarex, Inc., a New Jersey corporation, and Continental Stock Transfer & Trust Company.

RECITALS

                A.  The Company previously entered into a Rights Agreement, dated as of May 23, 2001, with Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”).

                B.  The Company now wishes to amend the Rights Agreement as set forth herein.

AGREEMENT

                Accordingly, in consideration of the premises and the mutual agreements herein set forth, the Rights Agreement is hereby amended as of the Amendment Effective Date as follows:

1.               The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended and restated to read in its entirety as follows:

                (a)           “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of twenty percent (20%) or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (iv) any Person, together with all Affiliates and Associates of such Person, who or which would be an Acquiring Person solely by reason of being the Beneficial Owner of shares of Common Stock, the Beneficial Ownership of which was acquired by such Person pursuant to any action or transaction or series of related actions or transactions approved by the Board of Directors before such Person otherwise became an Acquiring Person; provided, however, that no Person shall become an “Acquiring Person”:  (1) as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock issued and outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to 20% or more of the shares of Common Stock then outstanding (provided that if a Person shall become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding as the result of an acquisition of shares of Common Stock by the Company and shall, following written notice from, or public disclosure by, the Company of such acquisition of shares by the Company, become the Beneficial Owner of any additional shares of Common Stock without the prior written consent of the Company and shall then Beneficially Own 20% or more of the shares of Common Stock then outstanding, then such Person shall be deemed to be an “Acquiring Person”); (2) as the result of the acquisition of shares of Common Stock directly from the Company (provided that if a Person shall become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding as the result of the acquisition of shares of Common Stock directly from the Company and shall, after that date, become the Beneficial Owner of any additional shares of Common Stock without the prior written consent of the Company and shall then Beneficially Own 20% or more of the shares of Common Stock then outstanding, then such Person shall be deemed to be an “Acquiring Person”); or (3) if the Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), has inadvertently become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, and such Person divests, as promptly as practicable (as determined in good faith by the Board of Directors), following receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement, provided that if such Person shall again become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, such Person shall be deemed an “Acquiring Person,” subject to the exceptions set forth in this Section 1(a).

2.               A new defined term “Interested Stockholder” is added to the Rights Agreement as Section 1(r), to read in its entirety as follows:

                (r)            “Interested Stockholder” shall mean any Acquiring Person or any Affiliate or Associate of an Acquiring Person or any other Person in which any such Acquiring Person, Affiliate or Associate has an interest, or any other Person acting directly or indirectly on behalf of or in concert with any such Acquiring Person, Affiliate or Associate.

3.               The definition of “Purchase Price” previously set forth in Section 1(u) of the Rights Agreement is renumbered as Section 1(v) and is amended and restated to read in its entirety as follows:

                (v)           “Purchase Price” shall have the meaning set forth in Section 4(a) hereof.

4.               Section 3(b) of the Rights Agreement is amended and restated to read in its entirety as follows:

                (b)           The Company will make available, as promptly as practicable following the Record Date, a copy of a summary of the Rights, in substantially the form attached hereto as Exhibit C (the “Summary of Rights”) to any holder of Rights who may so request from time to time prior to the Expiration Date. With respect to certificates for the Common Stock outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates for the Common Stock and the registered holders of the Common Stock shall also be the registered holders of the associated Rights.  Until the earlier of the Distribution Date or the Expiration Date (as such term is defined in Section 7(a) hereof), the transfer of any certificates representing shares of Common Stock in respect of which Rights have been issued shall also constitute the transfer of the Rights associated with such shares of Common Stock.

5.               Section 5(a) of the Rights Agreement is amended and restated to read in its entirety as follows:

                (a)           The Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, its President or any Vice President, either manually or by facsimile signature, and shall have affixed thereto the Company’s seal or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature.  The Rights Certificates shall be countersigned by the Rights Agent, either manually or by facsimile signature, and shall not be valid for any purpose unless so countersigned.  In case any officer of the Company who shall have signed any of the Rights Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Rights Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Rights Certificates had not ceased to be such officer of the Company; and any Rights Certificates may be signed on behalf of the Company by any person who, at the actual date of the execution of such Rights Certificate, shall be a proper officer of the Company to sign such Rights Certificate, although at the date of the execution of this Agreement any such person was not such an officer.

6.               Section 11(d)(ii) of the Rights Agreement is amended and restated to read in its entirety as follows:

                (ii)           For the purpose of any computation hereunder, the Current Market Price per share of Preferred Stock shall be determined in the same manner as set forth above for the Common Stock in clause (i) of this Section 11(d) (other than the last sentence thereof).  If the Current Market Price per share of Preferred Stock cannot be determined in the manner provided above or if the Preferred Stock is not publicly held or listed or traded in a manner described in clause (i) of this Section 11(d), the Current Market Price per share of Preferred Stock shall be conclusively deemed to be an amount equal to one thousand (1000) (as such number may be appropriately adjusted for such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock occurring after the date of this Agreement) multiplied by the Current Market Price per share of the Common Stock.  If neither the Common Stock nor the Preferred Stock is publicly held or so listed or traded, Current Market Price per share of the Preferred Stock shall mean the fair value per share as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

7.               Section 11(o) of the Rights Agreement is amended and restated to read in its entirety as follows:

                (o)           The Company covenants and agrees that, after the Distribution Date, it will not, except as permitted by Section 23 hereof, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

8.               Section 13(a) of the Rights Agreement is amended and restated to read in its entirety as follows:

                (a)           In the event that, following the Stock Acquisition Date, directly or indirectly, (x) the Company shall consolidate with, or merge with and into, any Interested Stockholder, or if in such merger or consolidation all holders of Common Stock are not treated alike, any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o) hereof), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (y) any Interested Stockholder, or if in such merger or consolidation all holders of Common Stock are not treated alike, any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o) hereof) shall consolidate with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property (other than, in the case of either transaction described in (x) or (y), a merger or consolidation that would result in all of the voting power represented by the securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity) all of the voting power represented by the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and the holders of such securities not having changed as a result of such merger or consolidation), or (z) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets, cash flow or earning power aggregating more than fifty percent (50%) of the assets, cash flow or earning power of the Company and its Subsidiaries (taken as a whole) to any Interested Stockholder or Stockholders, or if in such transaction all holders of Common Stock are not treated alike, any other Person (other than the Company or any Subsidiary of the Company in one or more transactions each of which complies with Section 11(o) hereof), then, and in each such case (except as may be contemplated by Section 13(d) hereof), proper provision shall be made so that: (i) each holder of a Right, except as provided in Section 7(e) hereof, shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of validly authorized and issued, fully paid, non-assessable and freely tradable shares of Common Stock of the Principal Party (as such term is hereinafter defined), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by (1) multiplying the then current Purchase Price by the number of one one-thousandths of a share of Preferred Stock for which a Right is exercisable immediately prior to the first occurrence of a Section 13 Event (or, if a Section 11(a)(ii) Event has occurred prior to the first occurrence of a Section 13 Event, multiplying the number of such one one-thousandths of a share for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event by the Purchase Price in effect immediately prior to such first occurrence), and dividing that product (which, following the first occurrence of a Section 13 Event, shall be referred to as the “Purchase Price” for each Right and for all purposes of this Agreement) by (2) fifty percent (50%) of the Current Market Price (determined pursuant to Section 11(d)(i) hereof) per share of the Common Stock of such Principal Party on the date of consummation of such Section 13 Event; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term “Company” shall thereafter be deemed to refer to such Principal Party, it being specifically intended that the provisions of Section 11 hereof shall apply only to such Principal Party following the first occurrence of a Section 13 Event; (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock) in connection with the consummation of any such transaction as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights; and (v) the provisions of Section 11(a)(ii) hereof shall be of no effect following the first occurrence of any Section 13 Event.

9.               The sixth paragraph of the form of Rights Certificate attached as Exhibit B to the Rights Agreement is amended and restated to read in its entirety as follows:

                Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Company at its option at a redemption price of $.001 per Right at any time prior to the earlier of the close of business on (i) the tenth Business Day following the Stock Acquisition Date, and (ii) the Final Expiration Date.  In addition, under certain circumstances following the Stock

Acquisition Date, the Rights may be exchanged, in whole or in part, for shares of the Common Stock, or shares of preferred stock of the Company having essentially the same value or economic rights as such shares.  Immediately upon the action of the Board of Directors of the Company authorizing any such exchange, and without any further action or any notice, the Rights (other than Rights which are not subject to such exchange) will terminate and the Rights will only enable holders to receive the shares issuable upon such exchange.

10.         The first paragraph of the Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement is amended and restated to read in its entirety as follows:

                On May 23, 2001, the Board of Directors of Medarex, Inc. (the “Company”) declared a dividend distribution of one Right for each outstanding share of Company Common Stock to stockholders of record at the close of business on July 6, 2001 (the “Record Date”).  Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share (a “Unit”) of Series A Junior Participating Preferred Stock, par value $1 per share (the “Series A Preferred Stock”) at a Purchase Price of one hundred and fifty dollars ($150) per Unit, subject to adjustment.  The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.

11.         The sixth paragraph of the Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement is amended and restated to read in its entirety as follows:

                For example, at an exercise price of  one hundred and fifty dollars ($150) per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase three hundred dollars ($300) worth of Common Stock (or other consideration, as noted above) for one hundred and fifty dollars ($150).  Assuming that the Common Stock had a per share value of thirty dollars ($30) at such time, the holder of each valid Right would be entitled to purchase ten (10) shares of Common Stock for one hundred and fifty dollars ($150).

12.         Except as amended pursuant to this Amendment, the Rights Agreement shall remain in force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed, all as of the day and year first above written.

ATTEST:		MEDAREX, INC.

/s/ W. Bradford Middlekauff		By:	/s/ Howard H. Pien
W. Bradford Middlekauff, Secretary			Howard H. Pien
		Title:	President and CEO

Countersigned:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ William F. Seegraber
Authorized Signature:William F. Seegraber
Vice President